               As filed with the Securities and Exchange Commission on April 23, 1999
                                        Registration No. 333-
                                       -----------------------
                                 SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549
                                       -----------------------
                                              FORM S-3
                                       REGISTRATION STATEMENT
                                                UNDER
                                     THE SECURITIES ACT OF 1933
                                       -----------------------
                                              SUGEN, INC.
                        (Exact name of Registrant as specified in its charter)

          Delaware                              2836                          13-3629196
(State or other jurisdiction        (Primary Standard Industrial           (I.R.S. Employer
     of incorporation or             Classification Code Number)        Identification Number)
                                       -----------------------
                                        230 East Grand Avenue
                                South San Francisco, California 94080
                                           (650) 553-8300
             (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                       -----------------------
                                          James L. Knighton
                          Senior Vice President and Chief Financial Officer
                                             SUGEN, Inc.
                                        230 East Grand Avenue
                                South San Francisco, California 94080
                                           (650) 553-8300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                       -----------------------
                                             Copies to:

            Suzanne Sawochka Hooper, Esq.                   Brian W. Pusch, Esq.
                 Cooley Godward LLP                     Law Offices of Brian W Pusch
                Five Palo Alto Square                         Penthouse Suite
                 3000 El Camino Real                        29 West 57th Street
          Palo Alto, California 94306-2155                   New York, NY 10019
                   (650) 843-5000                              (212) 980-0408
                                        ----------------------
                         Approximate date of commencement of proposed sale to
                      the public: As soon as practicable after this Registration
                                     Statement becomes effective.
                                        -----------------------
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous  basis  pursuant  to Rule 415 under the  Securities  Act of 1933,  other than  securities offered only in connection with dividend or interest  reinvestment  plans,  check the following box.
[X]

         If this Form is filed to register  additional  securities for an offering  pursuant to Rule
462(b)  under the  Securities  Act,  please  check the  following  box and list the  Securities  Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

         If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 CALCULATION OF REGISTRATION FEE
                                                 ===============================
Title of Class of                        Amount to be             Proposed Maximum             Proposed Maximum            Amount of
Securities to be Registered             Registered(1)   Offering Price Per Share(2)  Aggregate Offering Price(2)    Registration Fee
                                       -------------   ---------------------------  ---------------------------    ----------------
Common Stock, $0.01 par value
per share                              3,240,000 shares           $15.375                   $49,815,000                $13,849
                                       ----------------           -------                   -----------                -------

       (1) Includes (i) up to 1,365,000 shares of common stock to be issued upon conversion of SUGEN's 12% Senior  Convertible Notes due 2002 (the  "Notes"),  (ii) up to  1,025,000  shares of common  stock to be issued upon  conversion  of SUGEN's 12% Senior
       Convertible Notes (the "Warrant Notes") issuable upon exercise of SUGEN's 12% Senior  Convertible Note Purchase Warrants (the
       "Warrants"), (iii) up to 850,000 shares of common stock to be issued and paid in lieu of cash, at SUGEN's option, as interest on the Notes and Warrant Notes through March 2001, (iv) up to 2,390,000  shares of common stock to be issued upon exercise of
       Common Stock Purchase  Warrants (the "Common Stock  Warrants") that may be issued upon redemption of the Notes,  Warrants and
       Warrant  Notes (all or some of these  shares would be issued in lieu of a like number of the shares  described  under (i) and
       (ii) above),  and (v) an indeterminate  number of additional  shares of common stock as may from time to time become issuable upon  conversion of the Notes,  Warrant Notes and Common Stock Warrants by reason of stock splits,  stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

       (2) The price of $15.375 per share, which was the  average of the high and low  prices of the common  stock  reported  by the
       Nasdaq Stock Market on April 20, 1999, is set forth solely for the purpose of calculating the  registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 23, 1999

                                  [SUGEN Logo]


                                   SUGEN, INC.

                                   PROSPECTUS

                        3,240,000 Shares of Common Stock

                     Offered by Certain Selling Stockholders


This prospectus covers the offer and sale by certain selling stockholders named below of up to 3,240,000 shares of common stock of SUGEN, Inc., consisting of:

         o up to 1,365,000 shares that may be issued upon conversion of our 12% Senior Convertible Notes due 2002 (the "Notes");

         o up to 1,025,000 shares that may be issued upon conversion of additional notes (the "Warrant Notes") issuable upon exercise of our 12% Senior Convertible Note Purchase Warrants (the "Warrants");

         o up to 2,390,000 shares that may be issued upon exercise of warrants (the "Common Stock Warrants") that we may issue upon redemption of the Notes, Warrants and Warrant Notes (all or some of these shares would be issued in lieu of the same number of the shares indicated above);

         o up to 850,000 shares that may be issued and paid in lieu of cash, at our option, as interest on the Notes and Warrant Notes through March 2001; and

         o an indeterminate number of additional shares as may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the Common Stock Warrants, by reason of stock splits, stock dividends and other similar transactions.


We are registering the shares pursuant to registration rights granted to the selling stockholders. The selling stockholders may offer the shares through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. Our common stock is traded on The Nasdaq National Market under the symbol "SUGN." On April 21, 1999, the last reported sale price for our common stock was $16.25 per share.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We will, however, receive proceeds upon any exercise of the Warrants and Common Stock Warrants. We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.


                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this prospectus is April __, 1999

                                TABLE OF CONTENTS
                                                                            Page

Where You Can Find More Information .........................................  3
Sugen .......................................................................  4
Risk Factors.................................................................  6
Selling Stockholders......................................................... 14
Plan of Distribution......................................................... 16
Legal Matters................................................................ 16
Experts...................................................................... 16

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the
SEC: Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and San Francisco District Office, 44 Montgomery Street, Suite 1100, San Francisco, California 94104. Copies can also be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at (800)
SEC-0300. Our SEC filings are available to you on the SEC's Internet site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits and schedules thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus and later information we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The documents we are incorporating by reference are:

1.       Our Annual Report on Form 10-K for the year ended December 31, 1998;

2.       Our  Definitive   Proxy  Statement  dated  April  22,  1999,  filed  in
         connection with our 1999 Annual Meeting of Stockholders;

3.       Our Current Report on Form 8-K filed on March 29, 1999; and

4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on September 13, 1994, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of any of these filings at no cost by writing or telephoning us at:

                                   SUGEN, Inc.
                              230 East Grand Avenue
                      South San Francisco, California 94080
              Attn: Corporate Communications and Investor Relations
                            Telephone (650) 553-8300

         The following information is qualified in its entirety by the more detailed information and financial statements, and notes to financial statements, appearing elsewhere or incorporated by reference in this prospectus. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                      SUGEN

         SUGEN is a biopharmaceutical company focused on the discovery and development of small molecule drugs which target specific cellular signal transduction pathways. These signalling pathways are regulated by cell-surface receptors or intracellular signalling molecules known as tyrosine kinases (TKs), tyrosine phosphatases (TPs) and serine-threonine kinases (STKs), three of the largest known families of receptors in the body and key regulators of critical cellular functions. Aberrant signalling of TKs, TPs and STKs has been shown to result in a variety of chronic and acute pathological diseases, including cancer and diabetes as well as in dermatologic, ophthalmic, neurologic and immune disorders. We believe that compounds designed to target certain kinases and phosphatases and inhibit enzyme activity or prevent the binding of downstream signalling molecules make attractive therapeutic product candidates. Our research and development efforts in signal transduction are based in part upon the pioneering accomplishments of our founding scientists, Dr. Axel Ullrich of Max-Planck-Institut fur Biochemie and Dr. Joseph Schlessinger of New York University Medical Center.

         SU101, our most advanced product candidate, is an inhibitor of the platelet-derived growth factor receptor (PDGF TK) signalling pathway. Imbalances in the PDGF TK signalling pathway have been shown by SUGEN and others to be implicated in significant subsets of certain types of cancers, including brain, prostate, lung and ovarian. We initiated a Phase III clinical trial in refractory glioblastoma, an aggressive type of brain cancer, in the first quarter of 1998 and expect to conduct an interim analysis by year end. A Phase II clinical study of SU101 as single agent therapy for refractory anaplastic astrocytoma, another type of malignant brain tumor, is also being conducted in parallel with the Phase III trial. A Phase II clinical trial of SU101 in combination with BCNU, the chemotherapy drug that is part of the standard treatment regimen in newly diagnosed brain cancer patients, was initiated in mid-1997, and is expected to be completed by mid-year. We are also conducting a pilot study of SU101 in combination with mitoxantrone, in preparation for a pivotal Phase III trial as combination front-line therapy in hormone-refractory prostate cancer patients, set to begin later this year. In addition, we have ongoing Phase II trials in ovarian and non small cell lung cancers, set for completion in mid 2000. To date, over 400 patients have been treated with SU101 in 13 SUGEN-sponsored clinical trials.

         In September 1997, we initiated Phase I clinical testing with our lead angiogenesis inhibitor, SU5416, a Flk-1/KDR TK inhibitor, which is designed to inhibit the growth and spread of cancer by preventing the formation of new blood vessels (angiogenesis) required to nourish the tumor. To date, SU5416 has shown an excellent safety profile in over 100 patients with a range of solid tumors, including advanced colorectal, lung and renal cell cancers, and AIDS-related Kaposi's sarcoma; anecdotal indications of activity have been observed in a number of patients, including prolonged periods of stable disease and some instances of tumor shrinkage. After extensive consultation with numerous oncology opinion leaders, we announced plans to accelerate the development of SU5416 with the initiation of Phase III clinical trials in non small cell lung and colorectal cancers, and Phase II/III studies in AIDS-related Kaposi's sarcoma in the U.S. and Europe this year. Meanwhile, we will be working with certain investigators on NCI-sponsored Phase II studies in other cancer indications. This strategy may expedite the commercialization of SU5416, which has the potential to become the first specific angiogenesis inhibitor to reach the U.S. market. There can be no assurance that this commercialization strategy will result in accelerated commercialization of SU5416 or that other angiogenesis inhibitors will not receive regulatory approval prior to any approval of SU5416.

         Our third novel anti-cancer drug candidate is SU6668, which combines both angiogenic and cytostatic anti-tumor activity by selectively blocking multiple targets involved in the growth and spread of tumors, including the Flk-1/KDR, PDGF and fibroblast growth factor (FGF) receptors. SU6668 is currently in Phase I clinical trials in Europe and in the U.S. using intravenous and oral formulations, respectively. Both studies are expected to conclude in the latter half of 1999.

         We are also pursuing additional cancer-related drug development programs, including Pan-Her, Met-TK, CDK2, GRB2 and other proprietary programs, many of which have lead compounds now undergoing in vivo pharmacology studies. We currently plan to select a lead compound for a small molecule Pan-Her inhibitor this year, and expect to identify a clinical candidate for either the Met-TK or CDK2 program in 1999. However, there can be no assurance that lead compounds will emerge in any of these programs in 1999, or at all.

         We are also applying our drug discovery and development platform to areas outside oncology, including ophthalmology, rheumatoid arthritis, cardiovascular disease, diabetes, and immunology. We are awaiting final results of a Phase I/II clinical trial with SU5271, an epidermal growth factor receptor antagonist, for the treatment of psoriasis; however, the results seen to date have not been compelling, and given our prioritization on our cancer programs, we do not currently anticipate moving forward into Phase II with SU5271.

         We employ a target-driven approach to drug discovery and development. We believe that the receptors and signal transduction pathways that play a causative role in disease states are attractive targets for drug design and development. Our drug discovery platform consists of:

         o target identification, using advanced genomics techniques and our proprietary bioinformatics program;

         o    target validation in relevant in vivo disease models;

         o whole cell or other assay design and target-driven screening of compounds for leads; and

         o    lead   optimization   using   crystallography   and  computational
              chemistry.

         We believe our drug discovery and development platform may reduce the cost, time and risk associated with bringing potential products to market by rationally screening for potent and specific drug leads in the early stages of discovery and optimizing pharmacologic features in the later stages of drug development, thereby reducing the incidence and severity of side effects.

         We are concurrently pursuing two business strategies for commercialization of our products and technologies. In the cancer field, we intend to build a vertically integrated oncology business in North America, with the objective of bringing to market a family of target-specific signal transduction inhibitors proprietary to SUGEN. To market our products effectively, we currently intend to build a focused U.S. sales force to target the major cancer treatment centers and may explore alliances with potential marketing and distribution partners to optimize sales. On the European front, we recently established SUGEN Europe AG. This new entity has become the European licensee for our cancer pipeline, with a mission to build a strong and profitable cancer business in Europe. While we had initially planned to license European rights to our products to a fully integrated pharmaceutical company, we have concluded that the available financial terms of that route would not adequately reflect the market potential of our products in such a potentially rapidly growing market.

         SUGEN Europe expects to work with a limited number of distribution partners who bring a strong local presence on a pan-European scale to maximize product revenue. The first of these distribution agreements has been concluded with Esteve S.A. of Spain, and active negotiations are ongoing with respect to the other European territories. We also plan to seek additional corporate partners to fund product development and to commercialize our products in the rest of the world.

         In Japan, we have entered into an agreement with Taiho Pharmaceutical Ltd. for the development and commercialization of our angiogenesis inhibitors for the treatment of cancer. Under this agreement, Taiho is required to contribute to the worldwide development and clinical trials costs of SU5416 and SU6668, to make payments to us upon reaching certain milestones, and receives Japanese commercial rights; through our affiliate, SUGEN International AG, we may provide finished product to Taiho on prenegotiated terms.

         While we generally intend to retain rights to our cancer programs in North America, we are funding a portion of our ongoing cancer research through a collaboration with Zeneca Limited for the development of five cancer targets, including the Aurora2, an oncogene overexpressed in more than 50% of primary colorectal cancers. Pursuant to our agreement with Zeneca, we will have the opportunity to obtain profit participation rights in the North American market by contributing to clinical development costs as incurred and in addition will receive milestone payments and royalties on worldwide sales. Our agreement with Zeneca will expire in March 2000 unless we agree with Zeneca to extend the agreement.

         Finally, we are collaborating with ASTA Medica Aktiengesellschaft of Germany with respect to its Pan-Her and Raf programs currently in drug discovery. Under this arrangement, ASTA Medica makes certain payments to us, and receives European and Latin American commercial rights in cancer. Our agreement with ASTA Medica will expire in December 1999 unless we agree with Asta Medica to extend the agreement.

         Outside of oncology, our strategy is to seek corporate collaborations or joint ventures to which we contribute validated targets, screening technologies and drug leads while the partner provides the disease-specific and drug development expertise, marketing experience, and funding to bring these potential products to market. As part of this strategy, we entered into a collaboration with Allergan, Inc. and its affiliate, Vision Pharmaceuticals, L.P., for angiogenesis inhibition in ophthalmic applications. We also have an agreement with ProChon Biotech Ltd. for the development of drugs for the treatment of achondroplasia and other growth disorders. Our agreement with Allergan will expire in October 1999 unless we agree with Allergan to extend its agreement.

         We were incorporated in Delaware in 1991. Our executive offices are located at 230 East Grand Avenue, South San Francisco, California 94080, and our telephone number is (650) 553-8300. "SUGEN" is our trademark. This prospectus also contains trademarks of other companies.

Recent Developments

         On March 24, 1999 we sold to the selling stockholders $28,000,000 aggregate principal amount of the Notes and Warrants to purchase $21,000,000 aggregate principal amount of Warrant Notes. The sale was pursuant to Securities Purchase and Exchange Agreements, dated as of March 19, 1999.

The shares being registered represent:

         o up to 1,365,000 shares of our common stock that may be issued upon conversion of the Notes;

         o up to 1,025,000 shares of our common stock that may be issued upon conversion of the Warrant Notes;

         o up to 2,390,000 shares of our common stock that may be issued upon exercise of Common Stock Warrants which may be issued upon the redemption of the Notes, Warrants and Warrant Notes (all or some of these shares would be issued in lieu of the same number of the shares described above);

         o up to 850,000 shares of our common stock that may be issued and paid in lieu of cash, at our option, as interest on the Notes and Warrant Notes through March 2001; and

         o an indeterminate number of additional shares of our common stock that may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the Common Stock Warrants, by reason of stock splits, stock dividends and other similar transactions.

                                  RISK FACTORS

         This prospectus contains forward-looking statements. These statements relate to future events or our future clinical or product development or financial performance. In some cases, you can identify forward-looking statements by phrases such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable phrases. These statements reflect only our current expectations. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements contained in this prospectus to reflect any future events or developments.

         You should carefully consider the following risk factors and warnings before making an investment decision. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Our products are at an early stage of development and there is a high risk of failure

         To date, none of our product candidates have received regulatory approval for commercial sale. All of our product candidates are in early stages of development, and we face the risks of failure inherent in developing biotechnology products based on new technologies. To achieve profitable operations on a continuing basis, we, alone or with collaborative partners, must successfully develop, manufacture, introduce and market our proposed products. To date, three of our cancer drug candidates have entered human clinical testing. We cannot assure you that we will be able to develop any commercial products. Products, if any, resulting from our research and development programs are not expected to be commerically available until at least 2001, even if successfully developed and proved to be safe and effective. Our products must satisfy rigorous standards of safety and efficacy before they can be approved by the United States Food and Drug Administration (FDA) and international regulatory authorities for commercial use. We will have to conduct significant additional research and preclinical (animal) and clinical (human) testing before we can file applications with the FDA for product approval. Clinical trials are lengthy and expensive and have a high risk of failure. In addition, to compete effectively, our products must be easy to use, cost-effective and economical to manufacture on a commercial scale. We cannot assure you that we can achieve any of these objectives. Any of our products may fail in the testing phase or may not attain market acceptance. Also, third parties may develop superior products or have proprietary rights that preclude us from marketing our products. If research and testing is not successful, our products are not commercially viable or we cannot compete effectively, our business, financial condition and results of operation will be materially adversely affected.

         We focus on the discovery and development of small molecule drugs which target specific cellular signal pathways that regulate critical cellular functions. These signalling pathways are controlled by receptors on the cell's surface or intracellular molecules known as tyrosine kinases (TKs), tyrosine phosphatases (TPs) and serine-threonine kinases (STKs). Drug discovery and development methods based on TKs, TPs and STKs and their related signalling pathways are relatively new and untested. We cannot assure you that we will be able to discover any additional lead compounds or develop any commercial products based on these methods. Currently, our SU101, SU5416 and SU6668 product candidates are undergoing clinical trials. Our other cancer-related drug development programs and additional non-cancer drug development programs are still in the early stages of research and development. We cannot assure you that our proposed compounds will be submitted or accepted for clinical testing. If we identify additional potential compounds, they will require substantial research, development, preclinical and clinical testing, regulatory approval and additional investment before they can be commercial products. We cannot assure you that any of these efforts will be successful.

We will need additional funds

         Our product development programs are very costly. We expect to continue to spend substantial funds for our research, preclinical and clinical testing, and operations for the foreseeable future. Our future cash liquidity and capital requirements will depend on many factors, including:

         o continued scientific progress of our research and development programs

         o    our ability to establish collaborations with partners

         o progress of our preclinical and clinical trials of product candidates

         o    the time and costs of obtaining regulatory clearances

         o the costs involved in obtaining and protecting our intellectual property rights

         o    competing technological developments

         o    changes   in   our   existing   research   and   commercialization
              collaboration arrangements

         o    costs associated with commercialization of our products


         We believe that our existing capital resources, together with facility and equipment lease lines, the anticipated revenues from current collaborations and projected interest income, will support our current and planned operations into 2000. While we believe that funds from future collaborations will extend this time period, we cannot assure you that we will enter into such future collaborations. Additionally, we cannot assure you that our assumed levels of revenue and expense will prove accurate.

         We intend to seek additional funding through collaborative arrangements, public or private equity or debt financings and capital lease transactions. However, we cannot assure you that we will be able to raise additional funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our existing stockholders may experience substantial dilution. If we raise additional funds through collaborative arrangements, we may have to give up some commercialization rights to our technologies, product candidates or products. If adequate funds are not available, we may have to delay, reduce or eliminate one or more of our research or development programs which would materially adversely affect our business.

We have only a limited operating history and we expect to continue to generate losses

         We may never achieve a profitable level of operations. To date, we have engaged primarily in research and development. Our development and general and administrative expenses have resulted in substantial losses. As of December 31, 1998, we had an accumulated deficit of approximately $130,598,408 million. We expect our losses to continue at least through 2001. We expect cumulative losses to increase substantially as our research and development efforts, including preclinical and clinical testing, are expanded. Our ability to become profitable will depend on our ability to, among other things:

         o    obtain and protect our intellectual property rights

         o    complete our product development

         o    obtain product regulatory approvals

         o    manufacture and market our proposed products

         o    achieve market acceptance for our products.

We rely heavily on collaborations for the discovery, development, clinical testing and commercialization of our product candidates

         Our strategy for the discovery, development, clinical testing, manufacturing and commercialization of our proposed products includes entering into various collaborations with corporate partners, licensors, licensees and others, and is dependent upon the subsequent success of these outside partners in performing their responsibilities. Currently, we have collaborations with the following partners:

         o    Allergan, Inc. and its affiliate Vision Pharmaceuticals, L.P.

         o    ASTA Medica Aktiengesellschaft

         o    Esteve S.A. of Spain.

         o    Max-Planck Society

         o    National Cancer Institute

         o    New York University Medical Center

         o    ProChon Biotech Limited

         o    Taiho Pharmaceutical Ltd.

         o    Zeneca Limited

         Our ability to develop, test, manufacture and market our proposed products successfully depends significantly on our partners' performance under these, and future, collaborations. We cannot control the amount and timing of resources to be devoted to our collaborations by corporate partners. We cannot assure you that our partners will perform their obligations under these collaborations or that we will succeed in identifying lead compounds or developing commercial products from these or future collaborations. We cannot assure you that our partners or any future partners will not pursue their own existing or alternative technologies in preference to those being developed in our collaborations. Generally, our collaborative arrangements do not obligate our partners to devote a specific level of funding to research related to our potential products. Our collaborative partners are free to select the methods they use in pursuing their research targets. We cannot assure you that our collaborative partners will continue to conduct research related to our potential products or conduct research and select research targets in a manner consistent with our best interests. If our collaborative partners do not continue to conduct research related to our potential products, our business, financial condition and results of operations could be materially adversely affected. We also cannot assure you that we will derive any additional revenue from such arrangements over and above the contractual payment amounts.

         o Termination of collaborations. The termination or material reduction in the scope of our collaborations could have a material adverse effect on our business. Unless extended, our research collaboration with Allergan expires in October 1999, research funding under our collaboration with Zeneca expires in March 2000, and our collaboration with New York University expires in September 2001. Our collaboration with Max-Planck expired in August 1997, but is expected to be renewed in modified form. We cannot assure you that these agreements will be renewed on favorable terms, if at all. Additionally, our collaborations may be terminated under certain circumstances. In addition, the collaborations may be terminated for material breach. If any of our partners terminate their agreements or fail to provide adequate funding to support our research and product development efforts, we will need to obtain additional funding from other sources and will be required to devote additional resources to the development of our products. We cannot assure you that we would be able to find a suitable substitute partner in a timely manner, on reasonable terms, or at all. If we fail to find a suitable partner, our research, development or commercialization of certain planned products would be delayed significantly which would cause us to incur additional expenditures. In addition, termination of a collaboration may cause us to give up rights to technology or products jointly developed under the collaboration.

         o Future collaborations. In addition, we cannot assure you that we will be able to negotiate additional collaborative arrangements on acceptable terms, if at all, or that such future collaborations will be successful. To the extent that we choose not to or are unable to establish such arrangements, it would require substantially greater capital to undertake research, development and marketing of our proposed products at our own expense. In addition, we may encounter significant delays in introducing our proposed products into certain markets or find that the development, manufacture or sale of our proposed products in such markets is adversely affected by the absence of such collaborative agreements. Additionally, if we do not establish such future collaborations, we may encounter significant delays in the development and commercialization of our proposed products which would cause us to incur substantial additional expenditures.

We may not be able to protect our intellectual property or operate our business without infringing intellectual property rights of others

         Our technology will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents or effectively maintained as trade secrets. As a result, our success depends in part on our ability to:

         o    obtain patents

         o    protect trade secrets

         o    operate without infringing on the proprietary rights of others

         o    prevent others from infringing on our proprietary rights.

         As of January 31, 1999, we held exclusive rights to at least 45 issued U.S. patents, exclusive rights to at least 20 U.S. patent applications and had filed or held exclusive licenses to approximately 110 U.S. patent applications. We also hold exclusive rights to many corresponding foreign patent applications. Patent matters for biotechnology companies, especially concerning cell receptors and the DNA encoding them, involve complex legal and factual questions, so we cannot predict the availability and scope of patent protection. We cannot be certain that we will develop products that are patentable or that patents will issue from our pending applications. In addition, we cannot assure you that our patents or patents that we license from others will be enforceable and afford protection against competitors. Our patents or patent applications, if issued, may be challenged, invalidated or circumvented. Our patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technologies. Others may independently develop technologies similar to ours or independently duplicate our technologies. Due to the extensive time required for development, testing and regulatory review of our potential products, our patents may expire or remain in existence for only a short period following commercialization. This would reduce or eliminate any advantage of the patents.

         We cannot be certain that we were the first to make the products or processes covered by each of our issued or pending patent applications or that we were the first to file patent applications for such products or processes. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the field of TKs, TPs and STKs and their related signalling pathways. Our commercial success will depend, in part, on not infringing our competitors' patents and not breaching technology licenses we obtain. We have been notified from time to time of claims that we may be infringing other's intellectual property rights. Some companies have filed patent applications or been granted patents covering subject matter potentially useful or necessary to us or conflicting with our patents and patent applications. Such conflicts could significantly reduce the scope of our issued or licensed patents. In addition, we may need to license the right to use third-party patents and other intellectual property to continue development and marketing of our products. We may not be able to acquire such required licenses on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties' patents or we may not be able to proceed with the development, manufacture or sale of our products.

         o SU101. SU101, a compound generally known as leflunomide, was discovered more than 17 years ago. In December 1997, we received two U.S. patents relating to methods of using SU101 for treating various diseases, including certain cancers characterized by inappropriate PDGF-R activity. We currently own the exclusive rights to one of the patents. We have been assigned exclusive world-wide rights to the other patent and the corresponding foreign patent applications from all but one party. We cannot assure you that negotiations with the remaining party to acquire the remaining rights will be successful. In addition, we have filed several U.S. patent applications (and corresponding foreign patent applications) covering different formulations of SU101 and their use to treat various diseases. Currently, we have received two U.S. patents relating to SU101 formulations. These two patents cover the SU101 formulation that we believe will be commercially marketed. While we plan to commercialize SU101 in certain major markets outside the U.S. through our affiliates or licensees, we cannot assure you that we will receive patent protection outside the U.S.

                   Hoechst AG holds a number of U.S. and foreign patents and has filed U.S. and foreign patent applications covering different compositions and pharmaceutical uses of leflunomide, including the use of leflunomide for treating cancer. We believe our research and development and clinical trials with SU101 in the U.S. are protected from claims of infringement of the Hoechst U.S. patents because such activities are being conducted for the development and submission of information to the FDA for regulatory approval. However, similar protection may not be available outside the U.S. Although we cannot predict if SU101 will be approved by the FDA for marketing in the U.S., we believe that some of Hoechst's U.S. patents may have expired by the time marketing of SU101 begins and that Hoechst's other U.S. patents will either not be infringed by our making and selling of SU101 in the U.S. or are subject to claims that they are not valid, thereby permitting us to produce and market SU101 without valid claims of infringement of the Hoechst patents. However, we cannot assure you that a court will agree with our beliefs regarding invalidity and non-infringement of Hoechst's issued patents or that the term of Hoechst's issued patents will not be extended. To date, Hoechst has not initiated legal proceedings against us concerning possible patent infringement. However, we cannot assure you that Hoechst will not assert claims against us in the future. If a court found us to be infringing a valid patent issued to Hoechst covering the use of leflunomide for treating cancer, we would be required to obtain a license from Hoechst to manufacture or sell SU101 for treating cancer. We cannot assure you that we would be able to reach agreement with Hoechst for a license for SU101 upon favorable terms, if at all. The assertion of any infringement claims, even if resolved in our favor, could result in substantial costs and expenses to us.

         o SU5416. In August 1998, we received a U.S. patent covering, among other things, SU5416 and methods of using SU5416. Currently, we have related foreign patent applications pending, including in Japan and the European community. Except in Japan, we hold exclusive worldwide rights to these applications. If foreign patents are not issued, the failure to receive foreign patent protection could materially adversely affect our business, financial condition and results of operations.


         o SU6668. The compound SU6668 is generically covered by an issued U.S. patent. That is, SU6668 is encompassed by some of the claims in the issued U.S. patent, but SU6668 is not specifically recited in the claims. In general, such generic coverage provides adequate patent protection. However, it may be advantageous under certain circumstances to obtain claims that specifically recite SU6668. For example, a competitor that challenges the validity of a patent may be able to invalidate a claim that encompasses many different compounds, but not a claim that recites one specific compound. We have filed a provisional patent application in the U.S. specifically covering SU6668. We intend to file a U.S. utility application and corresponding foreign patent applications before the application deadline. We hold the exclusive worldwide rights to these applications, except in Japan. We cannot assure you that patents will issue with respect to SU6668 or that the term of any U.S. patents will exceed that of the term of the outstanding U.S. patent that generically covers SU6668. The failure to receive U.S. and foreign patent protection could materially adversely affect our business, financial condition and results of operations.

         We may face litigation to defend against claims of infringement, assert claims of infringement, enforce our patents, protect our trade secrets or know-how, or determine the scope and validity of others' proprietary rights. Patent litigation is costly and would divert our attention and resources. In addition, we may be involved in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of our patent applications compared to the patent applications of one or more third parties. Litigation or interference proceedings could have a material adverse effect on our business, financial condition and results of operations, including as a result of any delay in the marketing of our products due to litigation related to our intellectual property. Additionally, we could be unsuccessful in our efforts to enforce our intellectual property rights or obtain patent protection.

         We also rely on trade secrets to protect technology, especially where patent protection is not believed to be appropriate or obtainable. We attempt to protect our proprietary technology and processes in part by confidentiality agreements with our employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that we or our consultants or research collaborators use intellectual property owned by others in their work for us, disputes may also arise as to the rights in related or resulting know-how and inventions.

The progress and results of our preclinical and clinical testing are uncertain

         We must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and efficacy of our products before they can be approved for commercial sale. The failure to adequately demonstrate the safety and efficacy of a product under development could delay or prevent regulatory clearance of the potential product and would materially adversely affect our business. Clinical development, including preclinical testing, is a long, expensive and uncertain process. Any of our clinical trials may not be correctly designed to result in data necessary to prove the safety and efficacy of our product candidates. It may take us several years to complete our testing, and failure can occur at any stage of testing. We cannot rely on interim results of trials to necessarily predict their final results, and acceptable results in early trials might not be repeated in later trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Any trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a trial could cause a trial to be repeated or a program to be terminated.

         We face the risk that any drug may be toxic or produce negative side effects in animals or humans when given in high doses or over long periods of time. We cannot assure you that unacceptable toxicities or side effects will not occur at any time in any toxicological study or human clinical trial of our proposed products. If our products produce unacceptable toxicities or side effects in our clinical testing, we and/or the FDA may interrupt, limit, delay or stop the development of our product candidates. Even if a product receives regulatory clearance, it may later be shown to be unsafe or ineffective, thus limiting the product's use or requiring its removal from the market. We cannot assure you that any of our product candidates will be safe and effective when administered to patients.

         The rate of completion of our clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment can be affected by the size of the available patient population, the nature of the trial protocol, the location of clinical sites and the patient eligibility criteria for the study. Delays in patient enrollment may result in increased costs, delays or termination of clinical trials, which could have a material adverse effect on our business. In addition, because we have a limited clinical staff, we generally rely on third-party clinical investigators to conduct our clinical trials, and as a result, we face certain additional delaying factors outside our control. These factors include:

         o third-party investigator failure to perform their contractual obligations

         o    third-party investigator failure to meet regulatory standards

         o    inadequately trained or insufficient personnel at the study site

         o    delays in approvals from a study site's review board.

We cannot assure you that we will be able to submit a new drug application as scheduled if clinical trials are completed or when new drug applications will be reviewed and cleared by the FDA, if at all. We currently have three cancer drug candidates in clinical trials. We cannot assure you that planned trials will begin on time or that any of our clinical trials will be completed on schedule or at all. We cannot assure you that any trials will result in marketable products or that any products will be commercially successful even if approved for marketing. Our product development costs will increase if we have delays in testing or approvals. If the delays are significant, our business, financial condition and results of operations will be materially adversely affected.

We  face   manufacturing   uncertainties   because   we   rely  on   third-party
manufacturers, and our products have not been manufactured on a commercial scale

We have no manufacturing facilities and thus rely on third-party manufacturers to produce our compounds for research and development, preclinical and clinical purposes. Our products under development, as well as many of their components, have never been manufactured on a commercial scale. It may be difficult or impossible to economically manufacture our products on a commercial scale. If we cannot contract for a sufficient supply of our compounds on acceptable terms, or if our manufacturers experience delays or difficulties, our preclinical and clinical testing schedule would be delayed. A delay in our testing schedule would result in a delay in the submission of products for regulatory approval and the subsequent commercial sale of such products, which would materially adversely affect our business. Also, any manufacturer will have to prove both to us and to the FDA that its manufacturing process complies with government regulations. We may need to identify and qualify additional manufacturers for commercial production. We cannot be certain that our existing manufacturers or any new manufacturer will be able to provide the required quantities of our compounds on reasonable terms, or at all.

We face marketing uncertainties because we have no sales and marketing capability

         We currently have very limited sales, marketing and distribution capability. We intend to rely on relationships with one or more pharmaceutical companies with established distribution systems and sales forces to market some of our proposed products. In addition, we expect to market some of our proposed products directly. Thus, we must develop a marketing and sales force with the necessary technical expertise. We cannot assure you that we will be able to establish sufficient in-house sales and distribution capabilities. In addition, we cannot assure you that we will be able to establish successful marketing, co-promotion or licensing arrangements with third parties on reasonable terms, or at all.

Our products and therapeutic approach may never be accepted by the health care community

         We believe that our ability to commercialize our product candidates effectively will depend on the safety, efficacy and cost-effectiveness of our products and the availability of adequate insurance reimbursement for these products. The treatment of cancer with cytostatic, as opposed to cytotoxic, therapy is a novel method of treating cancer that may not be accepted by the health care community. Additionally, even if our approach to the treatment of cancer with cytostatic therapy is proven to be safe and effective and is accepted by the health care community, our ability to successfully commercialize our products depends in part on obtaining adequate reimbursement for product costs from governmental authorities and private health care insurers (including health maintenance organizations). Government and private third-party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new tests and treatments. Even if our products receive the necessary regulatory and health care reimbursement approvals, our products may not achieve any significant degree of market acceptance among physicians, patients and health care payors. We cannot assure you that our technologies will be accepted rapidly or at all. If our products fail to achieve market acceptance, our business, results of operations and financial condition would be materially adversely affected.

Our products are subject to extensive regulation by domestic and foreign governments

         Our products under development and anticipated future products are subject to extensive and rigorous regulation by United States local, state and federal regulatory authorities and by foreign regulatory bodies. These regulations are wide-ranging and govern, among other things:

         o    product development

         o    product testing

         o    product manufacturing

         o    product labeling

         o    product storage

         o    product pre-market clearance or approval

         o    product sales and distribution

         o    product advertising and promotion.

         The FDA and other agencies in the United States and in foreign countries impose substantial requirements upon the manufacturing and marketing of products such as those being developed by our company or any partner. The process of obtaining FDA and other required regulatory approvals is long, expensive and uncertain. The time required for regulatory approvals is uncertain and the process typically takes a number of years, depending on the type, complexity and novelty of the product. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses.

         We cannot be sure that our products will receive FDA approval in a timely manner, if at all. Even if approvals are obtained, the marketing and manufacturing of drug products are subject to continuing FDA and other regulatory requirements, such as requirements to comply with good manufacturing practices, as defined by the FDA. The failure to comply with such requirements could result in enforcement action, which could adversely affect us and our business. Later discovery of problems with a product, manufacturer or facility may result in additional restrictions on the product or manufacturer, including withdrawal of the product from the market. The government may impose new regulations which could further delay or preclude regulatory approval of our potential products. We cannot predict the impact of adverse governmental regulation which might arise from future legislative or administrative action.

         We intend to generate product revenue from sales outside of the United States. Distribution of our products outside the United States also may be subject to extensive government regulation. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary by country. It is uncertain whether we will obtain regulatory approvals in such countries or that we will be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain necessary regulatory approvals or any other failure to comply with regulatory requirements could result in reduced revenue and earnings.

    To support our requests for FDA approval to market our products, we intend to conduct various types of studies including:

         o    toxicology studies to evaluate product safety

         o    in vitro and animal studies to evaluate product effectiveness

         o human clinical trials to evaluate the safety, tolerability and effectiveness of the products.

We operate in a competitive industry with rapidly changing technology

         We operate in a rapidly changing field, and we expect our products to encounter significant competition. Currently, other products and therapies exist or are being developed that will compete with the products that we are seeking to develop and market. We face intense competition from large pharmaceutical companies, more established biotechnology companies and even smaller companies that form collaborative arrangements with large pharmaceutical and biotechnology companies. Such competition is expected to increase. Our success will depend in part on our ability to respond quickly to medical and technological changes through the development and introduction of new products. Product development is risky and uncertain, and we cannot assure you that we will develop our products successfully. Competitors' products or technologies may make our products obsolete or non-competitive before we are able to generate any significant revenue. Many of our competitors or potential competitors have substantially greater financial and other resources than we have. These competitors, academic institutions and research organizations all may have greater experience in preclinical testing, human clinical trials and other regulatory approval procedures. Our ability to compete successfully will depend, in part, on our ability to:

         o    attract and retain skilled scientific personnel

         o    develop safe and efficacious products

         o obtain patent or other proprietary protection for our products and technologies

         o    obtain required regulatory approvals for our products

         o maintain access to sufficiently broad libraries of compounds for screening potential targets

         o    be early entrants to the market

         o manufacture, market and sell our products, independently or through collaborations.

We cannot  assure you that our  competitors  will not develop more  effective or
more   affordable   products   or  achieve   product   patent   protection   and
commercialization earlier than we will.

Failure to attract and retain key employees will adversely affect our business

         Because of the scientific nature of our business, we depend on the principal members of our management and scientific staff, including our Science Advisory Board and Clinical Advisory Board. We do not maintain "key person" life insurance on any of our officers, employees or consultants. Our success will depend largely on our ability to attract and retain highly skilled executive, scientific and managerial personnel. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting and retaining such personnel. In July 1998, we entered into a compensation arrangement with Stephen Evans-Freke, our Chairman of the Board and Chief Executive Officer, related to Mr. Evans-Freke's commitment to serve as our Chief Executive Officer until at least June 30, 1999. Generally, we do not have employment agreements with our executive officers providing for a term of service, and we do not have any agreement with Mr. Evans-Freke providing for his service as Chief Executive Officer after June 30, 1999. The failure to maintain our executive, management and scientific staff and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations. Although we intend to provide incentive compensation to attract and retain our key personnel, we cannot guarantee these efforts will be successful.

We may not be successful in our attempt to commercialize our products in Europe through European national partners.

         Our strategy for the commercialization of our product candidates in Europe includes entering into agreements with a limited number of distribution partners who bring strong local presence on a pan-European scale rather than with a single international pharmaceutical company. We cannot assure you that this commercialization strategy will prove to be successful.

         This strategy may require more capital than licensing European rights to product candidates. We cannot assure you that we will be able to obtain sufficient capital to pursue this strategy. Our strategy may cause SUGEN Europe to bear research and development expenses for a longer period of time without sharing the costs with a corporate partner. Thus, if products are not ultimately successful, we may have large research and development losses. We may not be able to establish arrangements with appropriate partners in all relevant countries on reasonable terms, or at all. Our success will depend significantly on our partners' ability and willingness to perform their obligations. We cannot assure you that our partners will perform their obligations under any commercialization arrangements. Additionally, contracting with numerous local partners instead of one large European partner may be harder to manage and have higher administrative costs. In addition, our commercialization arrangements may be effected by the European Union requirements for free trade within Europe. Price sensitivities in individual markets, including Spain, where SUGEN Europe recently entered into a distribution arrangement, may impact the terms of collaborations and the pricing of our products in individual markets. As is generally the case for trading within the European Union, the ability of buyers in countries throughout the European Union to purchase products in lower price markets may impact SUGEN Europe's ability to enter into distribution arrangements for additional European markets and the terms of these arrangements.

         Our European operations are subject to the additional risks inherent in international business activities, including:

         o the general economic conditions in the countries in which we and our affiliates operate

         o    overlapping tax structures

         o    unexpected changes in regulatory requirements

         o    compliance with various foreign laws and regulations

         o    longer accounts receivable payment cycles in some countries

         o    import and export licensing requirements

         o    trade restrictions

         o    exchange controls

         o    changes in tariff and freight rates.

The market price of our stock may be highly volatile

         Our common stock currently trades on the Nasdaq National Market. The market prices for securities of emerging biotechnology companies like us have been highly volatile. Announcements may have a significant impact on the market price of our common stock. Such announcements may include:

         o    biological or medical discoveries

         o technological innovations or new commercial products by us or our competitors

         o developments concerning proprietary rights, including patents and litigation matters

         o regulatory developments in both the United States and foreign countries

         o    public concern as to the safety of new technologies

         o    developments   in  our   relationships   with  current  or  future
              collaborative partners

         o    general market conditions

         o    comments  made  by  analysts,   including   changes  in  analysts'
              estimates of our financial performance

         o    quarterly fluctuations in our revenue and financial results.

         The stock market has from time to time experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology companies, and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock. In addition, sales of substantial amounts of our common stock in the public market following this offering could lower the market price of our common stock. In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has occurred against the issuing company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our revenue and earnings. Any adverse determination in such litigation could also subject us to significant liabilities.

We may be liable if our products harm people

         We are exposed to potential liability risks inherent in the testing and marketing of medical products. We may be liable if any of our products causes injury, illness or death. We have obtained limited product liability insurance for our human clinical trials. However, such insurance is becoming increasingly expensive, and we cannot assure you that we will be able to maintain such insurance or to obtain insurance covering injury, illness or death from use of our products that are commercialized at a reasonable cost, if at all. Any insurance we obtain may not provide adequate coverage against potential liabilities. A liability claim, regardless of merit or eventual outcome, could materially adversely affect our business, results of operation and financial condition.

We use hazardous substances that are subject to environmental regulation

         Our research and development involves the controlled use of hazardous materials, including certain hazardous chemicals and various radioactive materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. We may incur significant costs to comply with additional environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury. If an accident occurs, we could be held liable for any damages that result.

Shares eligible for sale in the public market may affect the market price of our common stock

         Substantially all of the shares of our common stock are eligible for sale in the public market. The issuance of shares of our common stock upon the exercise of stock options and warrants, and the future sale of such shares by current stockholders, could adversely affect the market price of our common stock. In March 1999, we issued:

         o 12% senior convertible notes which are convertible into common stock

         o warrants to purchase 12% senior convertible notes which are convertible into common stock

Conversion of the 12% senior convertible notes, exercise of any common stock warrants issued upon redemption of the 12% senior convertible notes or warrants to purchase additional 12% senior convertible notes and payment of interest on the 12% senior convertible notes in shares of common stock could adversely affect the market price of our common stock.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information about the number of shares of our common stock beneficially owned by each of the selling stockholders named below as of April 15, 1999 and on an as adjusted basis to give effect to the sale of the shares offered by the selling stockholders. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

The shares being offered hereby by the selling stockholders may be acquired, from time to time upon:

         o    conversion of the Notes,
         o    conversion of the Warrant Notes,
         o    payment by SUGEN,  in lieu of cash,  of shares of common  stock as interest on the Notes and Warrant Notes through March 2001, and
         o    exercise  of the Common  Stock  Warrants  that may be issued  upon redemption of the Notes, Warrants and Warrant Notes.

         This prospectus covers the resale by the selling stockholders of up to 3,240,000 shares of our common stock, plus an indeterminate number of additional shares of our common stock as may from time to time become issuable upon conversion of the Notes and Warrant Notes, or upon exercise of the Common Stock Warrants, by reason of stock splits, stock dividends and other similar transactions. See "SUGEN-Recent Developments."

         In accordance with registration rights granted to the selling stockholders, SUGEN has filed with the SEC, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, in privately-negotiated transactions or otherwise, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.

The shares of common stock covered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                                                  Ownership After
                                                                                                    Offering(1)
                                                    Number of Shares        Number of
                Names of Selling                     Owned Prior to       Shares Being        Number of
                  Stockholders                       Offering (1)(2)       Offered (3)         Shares         Percent
                  ------------                       ---------------       -----------         ------         -------
Damson Investment Holdings, Ltd..................           57,857            57,857              0             0%

Delta Opportunity Fund (Institutional), LLC(4)...          543,319           312,660              0           1.15%

Delta Opportunity Fund, Ltd.(4)..................        1,454,683           824,233              0           3.14%

Fisher Capital Ltd(5)............................          564,107           564,107              0           3.34%

Omicron Partners, LP.............................        1,105,950         1,026,964              0             *%

OTATO Limited Partnership(4).....................          265,924           150,429              0             *%

Wingate Capital, Ltd(5)..........................          303,750           303,750              0          1.80%

         * less than one percent

         (1)  Percentage of  beneficial  ownership is calculated  assuming  16,869,233  shares of common stock were outstanding  as of April 15, 1999.  Ownership  after this offering  assumes the sale of all shares held by such selling stockholders offered hereby.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange  Commission and the footnotes to this table, and generally  includes voting or  investment  power with respect to  securities.  Shares of common stock  subject to options or warrants currently  exercisable or convertible,  or exercisable or convertible within 60 days of April 15, 1999 are deemed outstanding for computing the percentage of the person or entity holding such option or warrant but are not deemed outstanding for computing the percentage of any other person or entity. Except as indicated
         in the footnotes to this table and pursuant to applicable community property laws, the persons or entities named in the table  have sole  voting and  investment  power  with  respect to all shares of common  stock beneficially owned.

         (2) Represents (i) the number of shares of common stock issuable upon  conversion of the Notes and Warrant
         Notes with  respect to the face  value of the Notes and  Warrant  Notes,  based  upon  certain  conversion provisions of the Notes and Warrant  Notes,  (ii) the number of shares of common stock which may be issued and paid in lieu of cash,  at SUGEN's  option,  as interest on the Notes and Warrant  Notes  through March
         2001,  (iii) the number of shares of common stock issuable upon exercise of the Common Stock Warrants that may be issued upon  redemption  of the Notes,  Warrants  and Warrant  Notes,  and (iv) all other shares of common stock beneficially owned as of April 15, 1999.



                                                        14

         (3) Represents (i) the number of shares of common stock issuable upon  conversion of the Notes and Warrant
         Notes with  respect to the face  value of the Notes and  Warrant  Notes,  based  upon  certain  conversion provisions of the Notes and Warrant  Notes,  (ii) the number of shares of common stock which may be issued and paid in lieu of cash, at SUGEN's option, as interest on the Notes and Warrant Notes through March 2001 and (iii) the number of shares of common stock  issuable upon  exercise of the Common Stock  Warrants that may be issued upon redemption of the Notes, Warrants and Warrant Notes.

         (4)  Delta  Opportunity  Fund   (Institutional),   LLC,  a  Delaware  limited  liability  company  ("Delta
         Institutional"),  Delta Opportunity Fund, Ltd., a British Virgin Islands corporation ("Delta"),  and OTATO
         Limited  Partnership,  a Grand Cayman limited partnership  ("OTATO"),  together with certain other persons have filed a Schedule  13G  relating  to their  beneficial  ownership  of common  stock of SUGEN.  In such
         Schedule 13G, such other persons reported beneficial ownership of shares of SUGEN common stock as follows:
         Diaz & Altschul  Group,  LLC, a New York limited  liability  company ("D&A  Group"),  reported  beneficial ownership of 871,431 shares  constituting  approximately  4.9%, Diaz & Altschul Advisors,  LLC, a New York
         limited liability company ("D&A Advisors"),  reported beneficial  ownership of 861,109 shares constituting approximately 4.9%, Diaz & Altschul  Management,  a Delaware limited liability company ("D&A Management"), reported beneficial ownership of 230,059 shares constituting approximately 1.36%, ACI/DA Investors I, LLC,
         a  Delaware  limited  liability  company  ("ACI/DA"),   reported  beneficial  ownership  of  3,752  shares
         constituting  approximately  0.02%,  and  Overbrook  Fund I, LLC,  a New York  limited  liability  company
         ("Overbrook")  reported  beneficial  ownership of 446 shares. Each of Delta, Delta Institutional and OTATO disclaimed beneficial ownership of the shares of SUGEN common stock reported as beneficially owned by such other persons in the Schedule 13G.

         D&A Advisors serves as investment  advisor to Delta and Delta  Institutional and serves as trading advisor to ACI/DA and Overbrook with respect to the shares of common stock stated as beneficially  owned by ACI/DA and Overbrook. By reason of such relationship,  D&A Advisors may be deemed to share dispositive power over the shares of Common Stock owned by Delta, Delta Institutional, ACI/DA and Overbrook. The amount stated as beneficially  owned by D&A Advisors  includes the amounts  listed as  beneficially  owned by Delta,  Delta
         Institutional,  ACI/DA and Overbrook. D&A Advisors disclaims beneficial ownership of such shares of common stock.

         D&A Management serves as investment  manager to and managing member of Delta  Institutional.  By reason of such relationship, D&A Management may be deemed to share dispositive power over the shares of common stock listed as  beneficially  owned by Delta  Institutional.  The amount  stated as  beneficially  owned by D&A
         Management  includes  the amount  stated as  beneficially  owned by Delta  Institutional.  D&A  Management disclaims beneficial ownership of such shares of common stock.

         D&A Group is the parent  company  of D&A  Advisors  and D&A  Management.  By reason of its  control of D&A
         Advisors and D&A Management,  D&A Group may be deemed to share dispositive power over the shares of common stock stated as beneficially  owned by D&A Advisors and D&A Management.  The amount listed as beneficially owned by D&A Group includes the amounts stated as  beneficially  owned by D&A Advisors and D&A Management.
         D&A Group disclaims beneficial ownership of such shares of common stock.

         All shares of Common Stock listed as  beneficially  owned by the  reporting  persons are shares which such persons have the right to acquire upon  conversion of SUGEN's  outstanding  5% Senior  Custom  Convertible
         Notes (the "5% Notes")  and the Notes and the Warrant  Notes and upon  exercise  of SUGEN's  Common  Stock
         Purchase Warrants ("Warrants").

         The 5% Notes and the Warrants contain  limitations on the conversion or exercise thereof which make the 5%
         Notes  inconvertible  and the Warrants  unexercisable  to the extent the holder would,  upon conversion or exercise, beneficially own more than 4.9% of the common stock. By reason of such limitations, a portion of the 5% Notes held by the reporting  persons were  inconvertible  and a portion of the Warrants held by the reporting person were unexercisable on April 15, 1999 as follows:

                                               Shares                    Shares
                                             Underlying                Underlying
                                           Inconvertible              Unexercisable
                                               Notes                    Warrants
                                               -----                    --------

         Delta                                 55,983                    75,000
         Delta Institutional                     --                        --
         D&A Group                             55,983                   158,780
         D&A Advisors                          55,983                    99,002
         D&A Management                          --                        --
         ACI/DA                                  --                      21,448
         OTATO                                 10,833                    15,000
         Overbrook                               --                       2,554


         (5) Citadel Limited  Partnership is the managing general partner of NP Partners and the trading manager of each of Olympus  Securities,  Ltd., Fisher Capital Ltd. and Wingate Capital Ltd. (the "Citadel  Entities")
         and  consequently  has voting  control  and  investment  discretion  over  securities  held by the Citadel
         Entities.  The  ownership  for each of Fisher  Capital Ltd. and Wingate  Capital Ltd. does not include the ownership information for the other Citadel Entities.  Citadel Limited Partnership and each of the Citadel
         Entities disclaims beneficial ownership of the securities held by the other Citadel Entities.  As of April
         15, 1999,  NP Partners held 89,945 shares of common  stock,  Notes in the  aggregate  principal  amount of
         $2,191,000  (convertible  into  106,878  shares of common  stock),  Warrant  Notes to  acquire  $1,643,250 principal  amount of Notes,  and warrants to acquire 32,400 shares of common stock.  As of April 15, 1999,
         Olympus  Securities Ltd. held 109,855 shares of common stock,  Notes in the aggregate  principal amount of
         $2,685,550  (convertible  into  131,002  shares of common  stock),  Warrant  Notes to  acquire  $2,014,163 principal amount of Notes, and warrants to acquire 32,400 shares of common stock.



                              PLAN OF DISTRIBUTION

Sugen will receive no proceeds from this offering. The shares offered hereby may be sold by the selling stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis. Sales of selling stockholders' Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short the common stock of SUGEN, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.

From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of the common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if SUGEN's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of SUGEN's common stock by such selling stockholder.

The shares were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. Sugen agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                  LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for SUGEN by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

The financial statements of SUGEN appearing in SUGEN's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                        3,240,000 Shares of Common Stock

                                   SUGEN, Inc.

                                   PROSPECTUS

                                 APRIL ___, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

SEC Registration Fee...............................................   $ 13,849
Nasdaq National Market Listing Fee.................................     17,500
Accounting Fees and Expenses.......................................     15,000
Legal Fees and Expenses............................................     75,000
Miscellaneous Fees and Expenses....................................      8,651

           Total                                                      $130,000
           =====                                                      ========

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant's Bylaws also provide that the Registrant shall indemnify its directors and officers and may indemnify its other employees and other agents to the fullest extent not prohibited by Delaware law.

The Registrant's Certificate of Incorporation provides for the elimination of liability of monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any dividends or approval of stock repurchases or redemption that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state of federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonable incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director of officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreement also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16. Exhibits and Financial Statement Schedules

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

           (a)      Exhibits

Exhibit
Number                                     Exhibit

3.1                  Restated  Certificate of Incorporation,  filed February 23,
                     1995. (2)

3(ii).2              Bylaws of the Registrant. (1)

3.3 Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant. (3)

4.1                  Reference is made to Exhibits 3.1 through 3(ii).2.

4.2                  Specimen Stock Certificate. (1)

5.1                  Opinion of Cooley Godward LLP.

10.70                Form of 12% Senior Convertible Note due 2002. (4)

10.71                Form of 12% Senior Convertible Note Purchase Warrant. (5)

10.72 Form of Securities Purchase and Exchange Agreement, dated as of March 19, 1999, by and between the Company and the investor named therein. (4)

23.1                 Consent of Ernst & Young LLP, Independent Auditors.

23.2                 Consent of Cooley Godward LLP (reference is made to Exhibit
                     5.1).

         (1) Incorporated by reference to identically numbered exhibits filed in response to Item 16 "Exhibits" of SUGEN's Registration Statement on Form S-1, as amended (File Number 33-77074), which became effective October 4, 1994.

         (2) Incorporated by reference to identically numbered exhibits filed in response to Item 14 "Exhibits" of SUGEN's Annual Report on Form 10-K for the year ended December 31, 1994.

         (3) Filed as an exhibit to the Form 8-K Current Report dated July 26, 1995 and incorporated herein by reference.

         (4) Incorporated by reference to exhibit 4.2 to the Form 8-K Current Report dated March 29, 1999 (the "Form 8-K").

         (5) Incorporated by reference to exhibit 4.3 to the Form 8-K.

         (6) Incorporated by reference to exhibit 4.1 to the Form 8-K.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SUGEN certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 22nd day of April, 1999.

                                                 SUGEN, INC.


                                                 By:   /s/ Stephen Evans-Freke
                                                    ----------------------------
                                                 Stephen Evans-Freke
                                                 Chief Executive Officer and
                                                 Chairman of the Board

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Stephen Evans-Freke and James L. Knighton his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to the registration statement on Form S-3, and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the  requirements of the Securities Act of 1933,  this  Registration
Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

Signature                                        Title                             Date
---------                                        -----                             ----
/s/ Stephen Evans-Freke
--------------------------
Stephen Evans-Freke                     Chief Executive Officer and             April 22, 1999
                                        Chairman of the Board
                                             (Principal Executive Officer)

/s/ James L. Knighton
--------------------------
James L. Knighton                       Senior Vice President and               April 22, 1999
                                        Chief Financial Officer (Principal
                                        Financial and Accounting Officer)

/s/ Jeremy L. Curnock Cook
--------------------------
Jeremy L. Curnock Cook                  Director                                April 22, 1999

/s/ Samuel A. Hamad
--------------------------
Samuel A. Hamad                         Director                                April 22, 1999

/s/ Heinrich Kuhn
--------------------------
Heinrich Kuhn                           Director                                April 22, 1999

/s/ Gerald Moller
--------------------------
Gerald Moller                           Director                                April 22, 1999

/s/ Donald E. Nickelson
--------------------------
Donald E. Nickelson                     Director                                April 22, 1999

/s/ Richard D. Spizzirri
--------------------------
Richard D. Spizzirri                    Director and Secretary                  April 22, 1999

/s/ Axel Ullrich
--------------------------
Axel Ullrich                            Director                                April 22, 1999
